THE GROWTH FUND OF AMERICA, INC.

One Market, Steuart Tower, Suite 1800 • San Francisco, California 94105-1409
Mailing Address:  P.O. Box 7650, San Francisco, California 94120-7650 • Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 73B, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K
If answer to 47 is ‘Y’ (Yes), fill in the table or single fee rate applied to Registrant’s/Series’ assets based on the advisory contract

Step:	Asset Value: ($000s omitted)	Annual Fee rate
K) over	210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$671,779
Class B	$8,977
Class C	$12,202
Class F	$174,938
Total	$867,896
Class 529-A	$17,863
Class 529-B	$328
Class 529-C	$790
Class 529-E	$641
Class 529-F	$590
Class R-1	$831
Class R-2	$3,222
Class R-3	$64,602
Class R-4	$113,639
Class R-5	$90,824
Total	$293,330

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2739
Class B	$0.0408
Class C	$0.0405
Class F	$0.2917
Class 529-A	$0.2739
Class 529-B	$0.0233
Class 529-C	$0.0374
Class 529-E	$0.1814
Class 529-F	$0.3324
Class R-1	$0.0923
Class R-2	$0.0448
Class R-3	$0.1973
Class R-4	$0.2739
Class R-5	$0.3641

Item 74A through 74N and 74T
Condensed balance sheet data:

A) Cash	$1188
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$14,800,770
D) Long-term debt securities including convertible debt	$381,175
E) Preferred, convertible preferred, and adjustable rate preferred stock	$583
F) Common Stock	$170,606,482
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	$338,903
K) Receivables from affiliated persons	-
L) Other receivables	$575,519
M) All other assets	-
N) Total assets	$186,704,620

T) Net Assets of common shareholders	$185,909,225

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,519,627
Class B	220,301
Class C	322,974
Class F	714,380
Class 529-A	76,501
Class 529-B	15,424
Class 529-C	24,536
Class 529-E	4,047
Class 529-F	2,265
Class R-1	11,755
Class R-2	80,785
Class R-3	387,501
Class R-4	502,653
Class R-5	352,568

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$35.77
Class B	$34.48
Class C	$34.34
Class F	$35.56
Class 529-A	$35.62
Class 529-B	$34.62
Class 529-C	$34.62
Class 529-E	$35.34
Class 529-F	$35.61
Class R-1	$34.76
Class R-2	$34.84
Class R-3	$35.23
Class R-4	$35.52
Class R-5	$35.82

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$168,464,884